Exhibit 99.1

Meade Instruments Corporation

6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.

(949) 451-1450 • FAX: (949) 451-1460 • www.meade.com

Meade Instruments Corp.	The Piacente Group, Inc.
Paul Ross, CFO	Shelley Young
Tel: 949-451-1450	Tel: 212-481-2050
Fax: 949-451-1460	Email:shelley@tpg-ir.com

MEADE INSTRUMENTS ANNOUNCES SALE OF MEADE EUROPE OPERATIONS FOR
GROSS CASH PROCEEDS OF US$12.4 MILLION;

COMPLETES FORMAL REVIEW OF STRATEGIC ALTERNATIVES

IRVINE, Calif. —January 29, 2009 — Meade Instruments Corp. (Nasdaq GM: MEAD), a leading designer and manufacturer of optical products, including telescopes and binoculars, today announced that it has signed and closed an agreement to sell its European subsidiary (known as “Meade Europe”) to a European management-led buy-out group, Bresser GmbH, for gross cash proceeds of €9.4 million (or approximately US$12.4 million).  Meade Europe distributes the Company’s products and also sells optical products under the Bresser brand name, which is primarily recognized in Europe.  Meade also signed an exclusive distribution agreement setting terms for Meade Europe to continue to purchase product from the Company and distribute the Company’s Meade and Coronado branded products throughout Europe.

In conjunction with the divestiture, the Company announced that it has completed its formal review of strategic alternatives and has disbanded the Strategic Alternatives Committee of the Board of Directors.

Tim McQuay, Chairman of the Strategic Alternatives Committee commented, “After an extensive analysis of a broad range of strategic alternatives by our Committee, the Board of Directors has approved the sale of our European subsidiary.  This divestiture is an important step in securing liquidity for the Company in this very difficult retail environment.  While this completes the formal review of strategic alternatives, of course we will continue to evaluate our business plan and operations with a view toward rebuilding shareholder value.”

The Company expects to continue a strong relationship with the Meade Europe team under its new ownership and both parties are committed to working together to ensure a smooth transition.

In connection with this sale, the Company also entered into a Limited Consent Agreement with its primary lender, Bank of America, N.A., which released the lender’s interest in the collateral sold.  As of the closing, the Company has no short or long-term debt on its balance sheet.

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends that may affect the Company’s future operating results and financial position.   Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: the sufficiency of the divestiture to satisfy the Company’s liquidity needs; whether the level of sales through the divested distributor will be sustained; whether the Company will execute on other strategic alternatives in the future; as well as the other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission.  For additional information, please refer to the Company’s filings with the Securities and Exchange Commission.

###